UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 25, 2023
MarketWise, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39405	87-1767914
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1125 N. Charles St.
Baltimore,	Maryland	21201
(Address of principal executive offices, including zip code)

(888) 261-2693
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	MKTW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 25, 2023, MarketWise, Inc. (the “Company” or “MarketWise”) and Marco Ferri, the Company’s Chief Corporate Development Officer, entered into a letter agreement (the “Letter Agreement”) that supersedes Mr. Ferri’s previous employment agreement, dated July 30, 2018 (the “Prior Employment Agreement”), and governs the terms of his continued employment with the Company. Under the Letter Agreement, Mr. Ferri’s base salary will remain $500,000, he will remain eligible to receive any bonus payments that remain outstanding pursuant to the terms of the Prior Employment Agreement in connection with certain acquisition and joint venture transactions initiated prior to entry into the Letter Agreement, and he will be eligible to receive an annual discretionary incentive bonus, payable in cash and/or equity, based on individual and Company performance for each year, beginning in 2023, subject to potential reduction or offset by amounts paid in each applicable year under the bonus provisions of the Prior Employment Agreement. In addition, Mr. Ferri has been designated by the Compensation Committee of the Company’s Board of Directors (the “Committee”) as a participant in the Company’s Executive Severance Plan which was adopted on December 16, 2022 (the “Severance Plan”), pursuant to which, in the event of the termination of Mr. Ferri’s employment by the Company without Cause or Mr. Ferri’s resignation for Good Reason (each as defined in the Severance Plan), Mr. Ferri will be entitled to receive (i) a lump-sum cash payment equal to 1.25 times his base salary (1.5 times his base salary if such termination occurs during the Change in Control Protection Period (as defined in the Severance Plan)), (ii) a pro-rated portion of his Target Cash Bonus (as defined in the Severance Plan) for the year of termination (1.5 times his Target Cash Bonus if such termination occurs during the Change in Control Protection Period), (iii) healthcare continuation coverage or reimbursement of premiums for 18 months following termination, and (iv) continued vesting of outstanding time-based equity awards (acceleration of vesting of outstanding time-based equity awards if such termination occurs during the Change in Control Protection Period), in each case, subject to Mr. Ferri’s execution and non-revocation of a release of claims and Mr. Ferri’s continued compliance with applicable restrictive covenants, including 18 month post-termination non-competition and non-solicitation covenants and perpetual confidentiality covenants. The Severance Plan also provides that, in the event of the termination of Mr. Ferri’s employment due to death or Disability (as defined in the Severance Plan), Mr. Ferri will be entitled to receive (i) healthcare continuation coverage or reimbursement of premiums for 18 months following termination, and (ii) acceleration of vesting of outstanding time-based equity awards. The foregoing descriptions of the Letter Agreement and the applicable terms and conditions of the Severance Plan are qualified in their entirety by the full text of the Letter Agreement and the Severance Plan, which are filed as Exhibits 10.1 and 10.2 hereto, and are incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d)Exhibits.

Exhibit No.	Description

10.1*	Letter Agreement, dated as of January 25, 2023, by and between MarketWise, Inc. and Marco Ferri

10.2	MarketWise, Inc. Executive Severance Plan (incorporated by reference to Exhibit 10.1 to the Issuer’s current report on Form 8-K filed on January 13, 2024).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).
*Portions of this exhibit have been omitted in accordance with Item 601(b)(10) of Regulation S-K because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MarketWise, Inc.

Date: January 31, 2023	By:	/s/ Gary Anderson
	Name:	Gary Anderson
	Title:	General Counsel and Corporate Secretary